SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             BLUE MOON GROUP, INC.
               (Exact name of issuer as specified in its charter)

          Delaware                                             16-1636770
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                           Identification Number)



   4890 Garland Branch Rd., Dover, FL                             33527
(Address of Principal Executive Offices)                        (Zip Code)

                              CONSULTING AGREEMENTS
                                   FEE LETTER
                            (Full title of the Plans)

             Michael Muzio, 4890 Garland Branch Rd., Dover, FL 33527
                     (Name and address of agent for service)

                                 (813) 707-1535
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

================================================================================
                    PROPOSED MAXIMUM     PROPOSED                     AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE    OFFERING PRICE    AGGREGATE   REGISTRATION
  TO BE REGISTERED     REGISTERED      PER SHARE (1)      VALUE         FEE
--------------------------------------------------------------------------------
Common Stock          200,000          $2.65            $530,000     $ 42.87
================================================================================

(1) PURSUANT TO RULE 457, ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE PRICES OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING AUGUST 29, 2003, AS REPORTED BY OTCBB.

================================================================================
                                     PART I

ITEM 1. PLAN INFORMATION

     The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Blue Moon Group, Inc. (the "Company") to be issued to the consultant to pay for services rendered to the Company. The agreements attached are:

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     A. 10-1. Consulting Agreement made and entered into August 29, 2003, with
Mark Wilson, to provide consulting services for one year accepting 100,000 common shares

     B. 10-2. Consulting Agreement made and entered into August 29, 2003, with Mark Lavi to provide financial and consulting services for one year accepting 100,000 common shares

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Blue Moon Group, Inc., 4890 Garland Branch Rd., Dover, FL 33527,
Attention: Corporate Secretary, telephone (813) 707-1535.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     A. Annual Report on Form 10-KSB for the year ended December 31, 2002;

     B. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4. DESCRIPTION OF SECURITIES

     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 50,000,000 shares of common stock, $.001 par value, of which 4,239,823 shares of common stock are issued and outstanding, and 5,000,000 shares of preferred stock, $.001 par value, of which no shares of preferred stock are issued and outstanding.

     Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company is permitted by Delaware law and required by its Certificate of Incorporation and By-Laws to indemnify any present or former director, officer, employee or agent against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he is adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee or agent.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     The following are filed as exhibits to this Registration Statement:

     EXHIBIT NO.              DESCRIPTION
     -----------              -----------
         5              Opinion of Tomer Tal, Esq.
        10.1            Consulting Agreement with Mark Wilson
        10.2            Consulting Agreement with Mark Lavi
        23.1            Consent of Tomer Tal, Esq. (included in Exhibit 5)
        23.2            Consent of James C. Marshall, CPA, P.C.

     -----------

ITEM 9. UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               iii. To include any additional or changed material information with respect to the plan of distribution.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Dover, State of Florida this 2nd day of September, 2003.

SIGNATURE                             TITLE                           DATE
---------                             -----                           ----

/s/ Michael Muzio         President and Chief Executive        September 2, 2003
-----------------------   Officer (Principal Executive
Michael Muzio             Officer)


/s/ Michael Muzio         Secretary                            September 2, 2003
-----------------------
Michael Muzio